Calculation of Filing Fee Tables
S-8
UNITEDHEALTH GROUP INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.01 per share	Other	492,037	$ 244.125	$ 120,118,533.00	0.0001531	$ 18,390.15
Total Offering Amounts:						$ 120,118,533.00		$ 18,390.15
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 18,390.15
Offering Note
[1]	(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the registration statement on Form S-8 to which this exhibit relates shall also cover any additional shares of the common stock, par value $0.01 per share, of UnitedHealth Group Incorporated (the "Company", and such shares, "Company Common Stock") that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Company Common Stock. (2) Pursuant to the Agreement and Plan of Merger, dated as of June 26, 2023, as modified by the waiver dated December 26, 2024, by and among the Company, Amedisys, Inc. ("Amedisys"), and Aurora Holdings Merger Sub Inc., a wholly owned subsidiary of the Company ("Merger Sub"), effective as of August 14, 2025, Merger Sub merged with and into Amedisys (the "Merger"), with Amedisys surviving the Merger as a wholly owned subsidiary of the Company. At the effective time of the Merger, outstanding equity awards with respect to shares of common stock of Amedisys held by certain service providers of Amedisys or its affiliates were converted into equity awards with respect to shares of Company Common Stock, subject to appropriate adjustments to the number of shares. The number of shares registered hereunder represents the maximum number of shares of Company Common Stock underlying outstanding equity awards issued to participants under the Amedisys, Inc. 2008 Omnibus Incentive Plan and the Amedisys, Inc. 2018 Omnibus Incentive Plan (including shares of Company Common Stock to be issued in respect of accrued dividend share equivalents that pay on vesting of such awards, if any), subject to appropriate adjustments thereto. (3) Estimated on the basis of $244.125, which is the reported average of the high and low prices of Company Common Stock as reported on the New York Stock Exchange on August 7, 2025, pursuant to Rule 457(c) and (h) of the Securities Act.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A